Exhibit 10.12

1 Van De Graaff Burlington, MA 01803 USA Direct +1 781-425-4600 Fax +1 781-425-4696

November 14, 2014

Mr. Raymond Hill

614 Michelle Mews

Princeton, NJ 08542

Dear Ray:

The purpose of this letter is to set forth our agreement with respect to your status under the terms of the Separation Agreement and General Release of Claims (the “Separation Agreement”), dated May 22, 2014, between you and inVentiv Health Clinical LLC (“inVentiv”). Under the terms of the Separation Agreement, your employment was scheduled to terminate as of December 31, 2014 (the “Termination Date”). The Separation Agreement also confirmed your right to receive the severance benefits, and your obligation to comply with the restrictive covenants, set forth the in the Severance and Non-Competition Agreement (the “Severance Agreement”), dated December 11, 2012, between you and inVentiv Health, Inc., and provided that if you located new employment prior to the Termination Date that did not violate the restrictive covenants, you could resign as of such date and be eligible to receive the severance benefits as well as an additional payment equal to your base salary for the balance of 2014.

It is our understanding that you have been offered the position of Executive Chairman of Corrona International LLC (“Corrona”), a company that builds and sells syndicated patient registries to pharmaceutical companies in the autoimmune therapeutic area, and also provides consulting services based upon the data in its registries. As Executive Chairman, you would not be a full time officer or employee of Corrona, but would oversee operations of Corrona from the board level; help management build infrastructure and consider growth plans within the autoimmune space, although Corrona may acquire companies in other therapeutic areas.

Based upon our understanding of your proposed role with Corrona, and subject to the conditions set forth below, inVentiv agrees that you may resign from inVentiv in order to accept the proposed position with Corrona, and you will be treated as having resigned by reason of having located employment that will not violate the restrictive covenants contained in Section 9 of the Severance Agreement if you comply with the restrictions below Accordingly, your date of resignation will be treated as the Revised Termination Date as defined in Section ONE(b) of the Separation Agreement, and you will be entitled to the severance and other benefits described in Sections TWO and THREE of the Separation Agreement.

inVentivHealth.com	>> TRANSFORMING PROMISING IDEAS INTO COMMERCIAL REALITY
1

Please note that pursuant to Section TWO(b) of the Separation Agreement, your severance paid pursuant to Section TWO(a) will be reduced by any compensation that you receive from Corrona. It is our understanding that your compensation from Corrona will be $250,000, paid bi-weekly, and accordingly each installment of severance you receive from inVentiv will be reduced by $9,615.38. It is further agreed that (i) your acceptance of the position with Corrona satisfies your obligation to make a good faith effort to seek other employment of comparable position, salary and benefits, but if your employment by Corrona is terminated prior to the end of the period during which you are receiving severance, your obligation to make a good faith effort to seek other employment will remain in effect, and (ii) if you agree to defer any portion of your compensation from Corrona so that it is paid after the period during which you are receiving severance, you will notify inVentiv and such deferred compensation will be treated as if it had paid on the date it would have been paid but for such deferral.

Your right to receive the benefits described in Sections TWO and THREE of the Separation Agreement are expressly conditioned upon compliance with each of the following conditions, and in the event you fail to comply with any of the following conditions, inVentiv may immediately terminate any payment of severance benefits to you and pursue any other legal or equitable remedies to which it may be entitled:

1.	During the Restricted Period as defined in Section 9(a) of the Severance Agreement (which, for purposes of clarification, will begin on your revised termination date), your role at Corrona will not materially change from the role described above in this letter. Specifically, you will not become a full time officer or employee of Corrona (which, for purposes of this letter, includes all of its subsidiaries or affiliates, or any successor to its business).

2.	During the Restricted Period, you will not solicit (including any attempt to sell) any client of inVentiv to purchase goods or services from Corrona that are included in the definition of “Company’s Business” as set forth in Section 9(a) of the Severance Agreement. You will not discuss solicitation of the purchase of such goods or services by any client of inVentiv with any other employee or representative of Corrona, or provide any employee or representative of Corrona with any material or information, including providing a reference or arranging a meeting, that could reasonably be expected to assist such employee or representative in soliciting the purchase of such goods or services by any client of inVentiv.

3.	During the Restricted Period, if Corrona materially expands, or proposes to materially expand, its activities in any field included within the definition of Company’s Business, including through any acquisition, you will notify inVentiv as soon as possible of such expansion or proposed expansion (which information inVentiv will treat as confidential), and you agree that inVentiv may require additional reasonable limitations on your involvement with such new business.

inVentivHealth.com	>> TRANSFORMING PROMISING IDEAS INTO COMMERCIAL REALITY
2

4.	You will execute, and not revoke, the Supplemental Release as described in the Separation Agreement.

5.	You will comply with all of your remaining obligations under the Separation Agreement and Severance Agreement. For this purpose, it is agreed that your employment by Corrona during the Restricted Period would constitute a breach of Section 9(a) of the Severance Agreement, and inVentiv has waived your compliance with Section 9(a) only to the extent that you comply strictly with the terms and conditions set forth in this letter.

If you agree with the terms set forth in this letter, please indicate your agreement by executing a copy of this letter and returning it to Andrew J. Suchoff, Chief Human Resources Officer, inVentiv Health, Inc., 1 Van De Graaff Drive, Burlington, MA 01803. I have also attached a copy of the Supplemental Release to this letter, and you must execute the Supplemental Release and return it to Mr. Suchoff not earlier than your Revised Termination Date and not later than twenty-one (21) days after your Revised Termination. Payment of the severance pay cannot begin until the Supplemental Release has been executed and the period for revocation has expired.

/s/ Raymond H. Hill	/s/ Michael Bell
Raymond H. Hill	By: Michael Bell
Date: 11-19-14	Date: November 14, 2014

inVentivHealth.com	>> TRANSFORMING PROMISING IDEAS INTO COMMERCIAL REALITY
3